Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Avidity Biosciences, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Plan	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
2020 Incentive Award Plan	Equity	Common Stock, $0.0001 par value per share	Rule 457(c) and 457(h)	7,500,000	(2)	$14.87	(3)	$111,525,000	$92.70 per million dollars	$10,339
	Total Offering Amounts							$111,525,000		$10,339
	Total Fee Offsets									$—
	Net Fee Due									$10,339

(1)

In accordance with Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued under the registrant’s 2020 Incentive Award Plan (the “2020 Plan”) to prevent dilution resulting from stock splits, stock dividends or similar transactions. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the 2020 Plan.

(2)	Represents 7,500,000 shares of common stock available for future issuance (or that may become available for issuance) under the 2020 Plan.
(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low prices of the registrant’s common stock as reported on The Nasdaq Global Market on May 5, 2022.